Exhibit 4.41

Termination Agreement

This termination agreement (“Agreement”) is made by the following parties on April 20, 2024:

Party A: Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd., with its Unified Social Credit Code as 91440101MA5AX3A23Q, and its registered address at Room 406-174, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou.

Party B1: He Xiaopeng (ID No.: XXXXXXXXXX)

Party B2: Xia Heng (ID No.: XXXXXXXXXX)

Party C: Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., with its Unified Social Credit Code as 91440101MA5AWEB67N, and its registered address at Room 406-175, No.1 Yichuang Street, China-Singapore Guangzhou Knowledge City, Huangpu District, Guangzhou.

(Party B1 and Party B2 are collectively referred to as “Party B”. Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.)

Whereas,

1.	The Parties entered into the Exclusive Option Agreement in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. on September 10, 2021.

2.	The Parties entered into the Power of Attorney in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. on September 10, 2021.

3.

The Parties entered into the Equity Interest Pledge Agreement between He Xiaopeng, Xia HengZhao Dawu and Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. and Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. on September 10, 2021.

4.

Party A and Party C entered into the Exclusive Service Agreement between Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. and Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. on September 10, 2021.

5.

Party B and Zhao Dawu entered into the Equity Transfer Contract on Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. on April 20, 2024, regarding the transfer of 50% of Party C’s equity held by Party B. Pursuant to this Contract, Party B transferred the original subscribed capital contribution of RMB5,000,000 (SAY RMB FIVE MILLION ONLY) (accounting for 50% of the Party C’s registered capital) to Zhao Dawu at the transfer consideration of RMB5,000,000 (SAY RMB FIVE MILLION ONLY). Zhao Dawu agrees to pay the above equity transfer consideration to Party B before April 20, 2024. Zhao Dawu’s subscribed capital contribution in Party C is RMB5,000,000 (SAY RMB FIVE MILLION ONLY), accounting for 50% of the Party C’s registered capital, as of the Signing Date of this Agreement.

(The abovementioned Exclusive Option Agreement in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., Power of Attorney in relation to Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd., Exclusive Service Agreement between Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. and Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd., and Equity Interest Pledge Agreement between He Xiaopeng, Xia Heng and Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. and Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. are collectively referred to as “Original Contractual Arrangements”)

Now, therefore, the Parties agree as follows upon consensus through negotiation:

Article 1

Upon the effective date of Equity Transfer Contract on Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. (i.e., April 20, 2024), the aforementioned Original Contractual Arrangements and all associated rights and obligations shall be terminated.

Article 2

This Agreement shall be signed and sealed by the legal representatives or authorized representatives of each Party and shall become effective on April 20, 2024, the effective date of the Equity Transfer Contract on Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd.

Article 3

Each Party confirms that after the termination of the Original Contractual Arrangements, there are no disputes, outstanding debts, or liabilities among the Parties arising from or in connection with the Original Contractual Arrangements and their terms. Moreover, no Party may assert any other rights against the other Parties in connection with the signing of the Original Contractual Arrangements, except for the rights and obligations already exercised under the Original Contractual Arrangements, which shall remain valid.

Article 4

Unless otherwise stipulated in this Agreement, each Party irrevocably and unconditionally releases the other Parties of this Agreement, their respective affiliates, and the successors and assigns thereof from any and all disputes, claims, demands, rights, obligations, liabilities or causes of action, of any kind or nature that exist, may exist, or might have existed in the past, present, or future arising directly or indirectly from or related to the rights and obligations of the Parties under the Original Contractual Arrangements, whether such claims, demands, or causes of action have been initiated or not, and whether known or unknown.

Article 5

Each Party shall have the obligation of confidentiality regarding any commercial information they come into contact with or become aware of in the course of performing this Agreement, unless there is clear evidence proving such information is publicly known or prior written authorization is obtained from the other Party. This obligation of confidentiality shall remain effective after the expiration, revocation, or termination of this Agreement. Any Party that causes losses to the other Party due to a breach of this obligation shall compensate the respective losses of the other Party.

Article 6

Each Party shall bear any and all transfer and registration taxes, costs, and fees incurred by or imposed on it in connection with the preparation, signing of this Agreement, and the completion of the transactions contemplated herein, according to the applicable laws.

Article 7

Any disputes arising from the performance of this Agreement shall be resolved through amicable negotiations among the Parties. If negotiations fail to resolve the dispute, either Party has the right to submit the dispute to the competent People’s Court in Tianhe District, Guangzhou.

Article 8	The place of signing this Agreement shall be Tianhe District, Guangzhou.

Article 9

This Agreement shall become effective on the commencement date stated at the beginning of this document, after being signed by all Parties. This Agreement is made in quadruplicate, with each party holding one copy, all of which have equal legal effect.

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[Signature page of the Termination Agreement]

Guangzhou Xiaopeng Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Zhao Dawu

Signature: /s/ Zhao Dawu

[Signature page of the Termination Agreement]

Guangzhou Yidian Zhihui Chuxing Technology Co., Ltd. (seal)

Legal representative: Chen Zhiyuan

Signature: /s/ Chen Zhiyuan

[Signature page of the Termination Agreement]

He Xiaopeng

Signature: /s/ He Xiaopeng

[Signature page of the Termination Agreement]

Xia Heng

Signature: /s/ Xia Heng